UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 24, 2008

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM 11 Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 – Termination of a Material Definitive Agreement

On December 24, 2008, television broadcasting company Studio 1+1 LLC (“Studio 1+1”), a Ukrainian subsidiary of Central European Media Enterprises Ltd. (the “Company”), delivered a termination notice in respect of its Agreement to Provide Advertising Services (the “Agreement”) with Video International Prioritet LLC (“VI”), dated November 30, 2006. The Agreement was included as exhibit 10.62 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Under the Agreement, which expires on December 31, 2011, VI has been the primary provider of advertising sales services to Studio 1+1. Pursuant to the Agreement, Studio 1+1 is entitled to terminate the Agreement with ninety days’ prior written notice to VI. The termination notice delivered by Studio 1+1 provides for termination of the Agreement on March 24, 2009 (the “Termination Date”). Unless otherwise agreed, Studio 1+1 will be required to pay a termination penalty within 45 banking days after the Termination Date in an amount equal to (i) 12% of the average monthly net advertising revenue and (ii) 6% of the average monthly net sponsorship revenue, for the six months prior to the Termination Date multiplied by six. Certain other affiliates of the Company entered into substantially similar advertising services agreements with affiliates of VI, and all those agreements are terminating on the Termination Date. In connection with this termination, Studio 1+1 has invoked its right under the Agreement for the Studio 1+1 group of companies to directly sell all airtime of Studio 1+1 effective from January 1, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
Date: December 31, 2008
/s/ Wallace Macmillan
Wallace Macmillan
Chief Financial Officer